Exhibit 3.62

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MONTANA ELECTRIC SUPPLY

ARTICLE 1. NAME

The name of the corporation is Montana Electric Supply.

ARTICLE 2. DURATION

The period of the corporation’s duration shall be perpetual.

ARTICLE 3. PURPOSES AND POWERS

The purpose for which the corporation is organized is to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Montana Business Corporation Act.

The corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of the corporation and to exercise any and all powers authorized or permitted under any laws that may be now or hereafter applicable or available to the corporation.

ARTICLE 4. VOTING OF SHARES FOR DIRECTORS

Each shareholder may vote, in person or by proxy, the number of shares owned by such shareholder that are entitled to vote at an election of Directors, for as many persons as there are Directors to be elected and for whose election such shares have a right to vote. Directors are elected by a plurality of the votes case by shares entitled to vote in the election at a meeting at which a quorum is present. The corporation shall not have cumulative voting.

ARTICLE 5. SHARES

The corporation is authorized to issue 1,500 shares of Common Stock, no par value.

ARTICLE 6. REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 40 West Lawrence, Helena, Montana 59601 and the name of the registered agent at such address is CT Corporation System.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article 6 becomes effective, except for (i) acts or omissions that involved intentional misconduct or a knowing violation of law by the director, (ii) conduct violating the Montana Business Corporation Act §35-1-713, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this Article 6 becomes effective, the Montana Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Montana Business Corporation Act, as so amended. Any amendment to or repeal of this Article 6 shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article 6 becomes effective.

ARTICLE 8. INDEMNIFICATION

To the fullest extent not prohibited by law, the corporation: (i) shall indemnify any person who is made, or threatened to made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director of the corporation, and (ii) may indemnity any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was an officer, employee or agent of the corporation, or a fiduciary (within the meaning of the Employment Retirement Income Security Act of 1974), with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer of, or as a fiduciary (as defined above) of an employee benefit plan of, another corporation, partnership, joint venture, trust or other enterprise. This Article 7 shall not be deemed exclusive of any other provisions for the indemnification of directors, officers, employees, or agents that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in any other capacity while holding office, or while an employee or agent of the corporation. For purposes of this Article 7, “corporation” shall mean the corporation incorporated hereunder and any successor corporation thereof.

*See attached Exhibit A for signature*

EXHIBIT A

To

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Certificate pursuant to Montana corporation Act § 35-1-231(4)

Montana Electric Supply

The restatement of the Articles of Incorporation includes an amendment that required shareholder approval. The amendment was approved on April 24, 2001. The vote was as follows:

Designation of Security	Number of Outstanding Shares	Number of Votes Entitled to be Case	Number of Votes Cast FOR	Number of Votes Cast AGAINST
Common Stock	282	282	282	0

Montana Electric Supply

By:	/s/ William C. Hockensmith

Name:	William C. Hockensmith
Title:	Assistant Secretary